Exhibit 2.1

CONFIDENTIAL

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of October 5, 2020, by and among Social Capital Hedosophia Holdings Corp. III, a Cayman Islands exempted company limited by shares (“Acquiror”), Asclepius Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Clover Health Investments, Corp., a Delaware corporation (the “Company”) (such agreement, the “Merger Agreement”), is made and entered into as of December 8, 2020 by and among Acquiror, Merger Sub and the Company. Acquiror, Merger Sub and the Company are referred to sometimes individually as a “Party” and, collectively herein as the “Parties.”

RECITALS

WHEREAS, the Parties desire to amend the Merger Agreement; and

WHEREAS, Section 11.11 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment and the Merger Agreement, for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT

1. Capitalized terms in this Amendment that are used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

2. The definition of “Available Stock Consideration Amount” as set forth in Section 1.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

““Available Stock Consideration Amount” means a number of shares of Acquiror Class B Common Stock equal to (1) the Maximum Implied Stock Consideration, minus (2) the aggregate amount of Acquiror Class B Common Stock to be paid in respect of Company Class Z Common Stock pursuant to Section 3.1(c), minus (3) the aggregate amount of Acquiror Class B Common Stock that would be issuable upon the net exercise or conversion, as applicable, of all Acquiror Options, Adjusted Restricted Stock Unit Awards and Adjusted Restricted Stock Awards immediately after the First Effective Time, minus (4) the quotient obtained by dividing (x) the Available Cash Consideration Amount, by (y) $10.00.”

3. Section 7.6 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time:

(a) the Board of Directors of Acquiror shall consist of up to nine (9) members, which shall initially include:

(i) Vivek Garipalli, Andrew Toy, Chelsea Clinton and Nathaniel S. Turner;

(ii) up to five (5) director nominees who shall be designated following the date of this Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE or Nasdaq rules, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the First Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the First Effective Time.”

4. Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Merger Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Merger Agreement and this Amendment in all respects. Without limiting the generality of the foregoing, the amendments, modifications and/or supplements contained herein will not be construed as an amendment to or waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Merger Agreement and the Ancillary Agreements will mean and be a reference to the Merger Agreement, as amended, modified and/or supplemented by this Amendment.

5. In the event of any inconsistency or conflict between the terms and provisions of the Merger Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

6. The provisions contained in Sections 10.1 (Termination), 10.2 (Effect of Termination), 11.3 (Notices), 11.4 (Assignment), 11.5 (Rights of Third Parties), 11.6 (Expenses), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.15 (Enforcement) and 11.16 (Non-Recourse) of the Merger Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

7. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. III

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

ASCLEPIUS MERGER SUB INC.

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

CLOVER HEALTH INVESTMENTS, CORP.

By:	/s/ Gia Lee
Name: Gia Lee
Title: General Counsel

[Signature Page to Amendment to the Agreement and Plan of Merger]